Exhibit I.A.(5)(q)

Royal Tandem Life Insurance Company	New York, New York

Annually Renewable Term Rider

Renewable to Policy Anniversary Nearest Age 70

Convertible to Policy Anniversary Nearest Age 65

This rider provides term insurance on your life. The amount of insurance in each policy year is shown in Policy Schedule 2. We will pay the proceeds to the beneficiary if we receive proof that you have died while this rider is in effect.

Rider’s Date of Issue	This Rider’s Date of Issue is the same as this policy’s unless a later date is shown in Policy Schedule R-ART. This rider takes effect on its Date of Issue or when its first scheduled premium is paid, whichever is later.

Rider’s Date	This date is used to determine rider months, years and anniversaries. It is the same as the Policy Date, unless a later date is shown in Policy Schedule R-ART.

Scheduled Premiums For This Rider	Scheduled premiums are payable while this rider is in effect. The first scheduled premium for this rider is shown in Policy Schedule 1. This premium is guaranteed for one year. At the end of the first rider year, and on each rider anniversary thereafter, a new current premium will be determined and will be guaranteed for one year. Current premiums will never exceed the guaranteed annual premiums shown in Policy Schedule R-ART.

Rider’s Owner and Beneficiary	The owner and beneficiary of this rider are the same as those of the policy to which it is attached.

Right to Exchange

On or before the policy anniversary nearest your 65th birthday, the owner may exchange this rider for a variable life insurance policy on your life. No evidence of insurability is required. The dates by which the exchange must be made and the amounts of insurance allowed under the new policy are shown on Policy Schedule 2.

The new policy premiums will be based on your age and sex on the date of the exchange. The underwriting class will be the same as this policy’s.

The new policy’s owner and beneficiary will be the same as this policy’s, unless the owner requests a change. Any change will become effective only on the new policy’s Date of Issue. Any restriction in this policy will apply to the new policy.

Plans of insurance available on the date of exchange are subject to our requirements. No benefit riders may be added without our consent.

We will consider the exchange to be made when we receive at our Service Center:

•     a proper written request;

•     this rider; and

•     the first premium for the new policy.

The new policy will take effect the next business day after the exchange.

The new policy’s Date of Issue will be the Policy Processing Date next after the exchange.

MART(8/89)

Right to Exchange (Continued)

If you die within 31 days after making a proper written request for an exchange but before paying the first premium for the new policy, we will pay the beneficiary the greater of: (a) the amount of insurance under the new policy; or (b) the face amount of this rider. Where the new policy’s benefit is paid, we will deduct one month’s premium for the new policy.

Converting This Rider During Total Disability

If this rider is converted to a variable life policy while premiums are being waived under a Waiver of Premium for Total Disability, the following provisions apply:

•       The face amount of the new policy cannot be greater than the face amount of this rider; and

•       Premiums for the new policy will not be waived.

Rider’s Cash Surrender and Loan Value	This rider has no cash surrender value nor loan value. It has no effect on the cash surrender or loan values for this policy.

Suicide	If you commit suicide within two years from this rider’s date of issue, while sane or insane, the proceeds payable under this rider will be limited to the amount of scheduled premiums paid for this rider.

Limits on Our Contesting This Rider

We won’t contest the validity of this rider after it has been in effect during your lifetime for two years from its Date of Issue. See the Limits on Our Contesting This Policy provision in this policy.

If this rider is reinstated after we have been given satisfactory evidence that you are still insurable, this provision will be measured from the effective date of the reinstatement.

When This Rider Ends

This rider will end as soon as one of the following occurs:

•       The Policy Processing Date next after we receive at our Service Center the owner’s written request to cancel this rider;

•       The policy anniversary nearest your 70th birthday;

•       This rider is exchanged for a new policy. See Right to Exchange;

•       This policy is being continued under any cash value benefit; or

•       The date this policy terminates.

This rider is part of the policy to which it’s attached.

“Signature Appears Here”	“Signature Appears Here”
Secretary	President

MART(8/89)